EXHIBIT 99.1

CARS Reports Fourth Quarter and Full Year 2021 Results

Delivers Double-Digit Full-Year Growth in Revenue

Achieves Robust Annual Growth in Dealer Customers and ARPD

Announces $200 Million Share Repurchase Program

CHICAGO, Feb. 24, 2022 -- Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), a leading automotive marketplace platform that provides a robust set of digital solutions, today released its financial results for the fourth quarter and year ended December 31, 2021.

Q4 2021 Financial and Key Metric Highlights

•
Revenue of $158.3 million, up $5.3 million, or 3% year-over-year
•
Net loss of $6.0 million, or ($0.09) per diluted share, compared to Net income of $7.2 million, or $0.10 per diluted share, in the prior year
•
Adjusted EBITDA of $46.8 million, or 30% of revenue, down $1.7 million, year-over-year
•
Average Monthly Unique Visitors (“UVs”) of 23.6 million, up 6% year-over-year
•
Traffic (Visits) of 134.0 million, down 3% year-over-year
•
Monthly Average Revenue Per Dealer (“ARPD”) of $2,333, up 3% from $2,264 in the prior year period
•
Dealer Customers of 19,179 as of December 31, 2021, up 150 compared to 19,029 as of September 30, 2021

2021 Full Year Financial and Key Metric Highlights

•
Revenue of $623.7 million, up $76.2 million, or 14% year-over-year. Excluding the impact of the prior year invoice credits1, revenue increased $38 million, or 6%
•
Net income of $7.7 million, or $0.11 per diluted share, compared to a Net loss of $817.1 million, or ($12.15) per diluted share, in the prior year
•
Adjusted EBITDA of $189.2 million, or 30% of revenue, compared to $155.9 million, or 28% of revenue, in the prior year
•
Year-to-Date Net cash provided by operating activities of $138.0 million, flat compared to the prior year, with Free Cash Flow of $118.8 million, compared to $121.9 million in the prior year
•
Average Monthly Unique Visitors of 25.1 million, up 5% year-over-year
•
Traffic of 591.5 million, down 1% year-over-year
•
Dealer Customers of 19,179 as of December 31, 2021, up 807 compared to 18,372 in the prior year

Operational Highlights

•
Recently acquired CreditIQ, a cutting edge automotive fintech platform that provides instant online loan screening and approvals, now rolling out on the Cars.com platform and Dealer Inspire websites

1In an effort to assist our dealer customers impacted by the COVID-19 pandemic and related restrictions, we provided, among other measures, financial relief in the form of invoice credits of 50% for April 2020 and 30% for May and June 2020. These discounts totaled approximately $38.2 million in the second quarter of 2020.

•
Announced agreement to acquire the Accu-Trade Group, a leading vehicle appraisal and acquisition solution, expected to close in the first quarter
•
Announced a $200 million share repurchase program, underscoring the Company’s commitment to build shareholder value, while prioritizing continued investments in growth opportunities and maintaining modest leverage

“We achieved double-digit Revenue and Adjusted EBITDA growth this year, by driving continued adoption of our superior digital solutions across the industry,” said Alex Vetter, Chief Executive Officer of CARS. “We are leveraging our strong cash flow to acquire technology that advances our platform strategy and enables car buyers and sellers. Our recent acquisitions create incremental revenue streams and expand our TAM into new and growing markets. Our momentum coupled with new product launches position us to deliver strong and sustainable growth in 2022 and beyond.”

Q4 2021 Results

Revenue for the fourth quarter totaled $158.3 million, an increase of $5.3 million, or 3%, compared to the prior year period. Dealer revenue grew 8% year-over-year, driven by 4% growth in dealer customers and 3% growth in ARPD, primarily related to continued penetration of FUEL and the Company’s other digital solutions. OEM and national revenue was 23% lower compared to the prior period, reflecting lower OEM advertising budgets as inventory shortages persist.

Total operating expenses for the fourth quarter were $154.2 million, compared to $137.1 million for the prior year period. Adjusted Operating Expenses for the quarter were $136.6 million, a $6.3 million increase compared to the prior year period. This increase is primarily due to higher Product and Technology expenses as a result of lower investments in the prior year because of the COVID-19 uncertainty.

Net loss for the quarter was $6.0 million, or ($0.09) per diluted share, compared to Net income of $7.2 million, or $0.10 per diluted share, in the fourth quarter of 2020. The current quarter net loss was primarily a result of $9.6 million of compensation expense recognized as part of the $30 million upfront purchase price of CreditIQ.

Adjusted EBITDA for the quarter was $46.8 million, or 30% of revenue, compared to $48.5 million, or 32% of revenue, for the prior year period.

For the quarter, we delivered double-digit lead growth and 6% growth in Average Monthly Unique Visitors. Total Traffic was 3% lower compared to the fourth quarter of 2020.

Fourth-quarter ARPD was $2,333, up 3% year-over-year, driven by continued growth in FUEL and digital solutions.

Dealer Customers totaled 19,179 at December 31, 2021, up 150 Dealer Customers compared to the end of the third quarter of 2021. This increase was driven by continued strong retention rates and new customer additions. Compared to December 31, 2020, Dealer Customers increased 807, or 4%.

2021 Full-Year Results

Revenue for the year totaled $623.7 million, a 14% increase compared to $547.5 million in 2020, which reflects the impact of the financial relief the Company provided to its dealer customers. Excluding the impact of the financial relief the Company provided to its dealer customers, revenue increased 6% year-over-year.

For the year, total operating expenses were $575.3 million, compared to $1.4 billion, or $528.9 million excluding the 2020 goodwill and intangible asset impairment charge. Adjusted Operating Expenses for the year were $536.3 million, a $31.4 million increase compared to the prior year period. The increase was primarily related to the Company’s management of expenses to adjust to changes in revenue due to the COVID-19 pandemic 2020. In 2021, Product and Technology expense increased due to continued investments to support growth, including the Company’s replatforming. Marketing and Sales expense also grew as the Company gradually returned to a more typical operating environment.

GAAP net income for 2021 totaled $7.7 million, or $0.11 per diluted share, compared to GAAP net loss of $817.1 million, or ($12.15) per diluted share, in 2020. The 2020 net loss was driven by the goodwill impairment.

Adjusted EBITDA for the year was $189.2 million, or 30% of revenue, compared to $155.9 million, or 28% of revenue, in the prior year period.

Average Monthly Unique Visitors grew 5% and Traffic was 1% lower. Organic traffic remained strong at 70% of Traffic for the full year 2021.

Cash Flow and Balance Sheet

Net cash provided by operating activities in 2021 was $138.0 million, or flat compared to the prior year. Free Cash Flow in 2021 was $118.8 million compared to $121.9 million in 2020.

The Company made $120.0 million in debt repayments during 2021, reducing total debt outstanding to $477.5 million as of December 31, 2021. The Company’s total net leverage ratio at year-end improved to 2.3x, compared to 3.4x as of December 31, 2020. Total liquidity was $269.1 million, including cash and cash equivalents of $39.1 million and $230.0 million of revolver capacity, as of December 31, 2021.

“We delivered another quarter of solid Revenue and Adjusted EBITDA growth, in line with expectations, while also generating substantial free cash flow, closing the year in a strong financial position. We’re entering 2022 with significant momentum and the financial flexibility to execute on our growth strategy, while reinvesting in the business, paying down debt, and returning capital to shareholders,” said Sonia Jain, Chief Financial Officer of CARS.

2022 Outlook

For the first quarter of 2022, the Company expects Revenue of approximately $156.5 million to $158.5 million. Guidance reflects our strong 2021 performance along with the impact of industry-wide inventory shortages on advertising budgets, particularly for OEMs. The Company expects year-over-year revenue growth to accelerate throughout the year with the roll-out of recently announced and acquired solutions and as inventory recovers. Full-year revenue growth is expected to be between 6% to 8%, with double-digit revenue growth in the fourth quarter, assuming inventory shortages have recovered in the second half.

Adjusted EBITDA guidance for the first quarter includes the margin impact of our expected revenue mix as well as higher year-over-year expenses. We expect to invest in the integration and launch of our recent acquisitions and marketing and trade events, and we also expect higher expenses in areas that had been curtailed due to the COVID-19 pandemic. These investments will position the Company for accelerated long-term growth. Adjusted EBITDA margin for the first quarter is expected to be between 26% and 28% and is expected to approach 30% in the fourth quarter as revenue growth accelerates, inventory returns to more normalized levels, and OEM revenue returns to modest growth and also because investments are weighted towards the first half of the year.

Q4 2021 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until March 10, 2022.

About CARS

CARS is a leading automotive marketplace platform that provides a robust set of industry-specific digital solutions that connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers; DealerRater, a leading car dealer review and reputation management platform; and automotive fintech platform CreditIQ.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ™, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related costs.

Key Metric Definitions

Traffic (Visits). Traffic is fundamental to the Company’s business. Traffic to the CARS network of websites and mobile apps provides value to the Company’s advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, the Company monitors activity on its properties, allowing the Company to innovate and refine its consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Traffic provides an indication of the Company’s consumer reach. Although the Company’s consumer reach does not directly result in revenue, the Company believes its ability to reach in-market car shoppers is attractive to its dealer customers and national advertisers.

Average Monthly Unique Visitors ("UVs"). Growth in unique visitors to the Company’s network of websites and mobile apps increases the number of impressions, clicks, leads and other events it can monetize to generate revenue. The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of the Company’s web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. UVs do not include Dealer Inspire UVs. The Company measures UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, including the proposed acquisition of Accu-Trade, recent acquisitions, such as CreditIQ, liquidity, including draws from the Company’s revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmr@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Dealer	$140,778	$130,460	$549,923	$463,018
OEM and National	15,414	20,009	65,085	73,176
Other	2,113	2,539	8,675	11,309
Total revenue	158,305	153,008	623,683	547,503
Operating expenses:
Cost of revenue and operations	29,222	27,160	114,200	101,536
Product and technology	20,990	18,305	77,316	60,664
Marketing and sales	51,867	50,714	208,335	183,448
General and administrative	26,762	15,185	73,562	59,051
Affiliate revenue share	—	—	—	10,970
Depreciation and amortization	25,402	25,747	101,932	113,276
Goodwill and intangible asset impairment	—	—	—	905,885
Total operating expenses	154,243	137,111	575,345	1,434,830
Operating income (loss)	4,062	15,897	48,338	(887,327)
Nonoperating expense:
Interest expense, net	(9,367)	(11,627)	(38,729)	(37,856)
Other expense, net	(144)	(4,239)	(126)	(11,226)
Total nonoperating expense, net	(9,511)	(15,866)	(38,855)	(49,082)
(Loss) income before income taxes	(5,449)	31	9,483	(936,409)
Income tax expense (benefit)	507	(7,188)	1,764	(119,289)
Net (loss) income	$(5,956)	$7,219	$7,719	$(817,120)
Weighted-average common shares outstanding:
Basic	69,176	67,477	68,727	67,241
Diluted	69,176	70,312	71,337	67,241
(Loss) earnings per share:
Basic	$(0.09)	$0.11	$0.11	$(12.15)
Diluted	(0.09)	0.10	0.11	(12.15)

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,
	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$39,069	$67,719
Accounts receivable, net	98,893	93,649
Prepaid expenses	7,810	6,491
Other current assets	1,665	10,222
Total current assets	147,437	178,081
Property and equipment, net	43,005	41,323
Goodwill	26,227	—
Intangible assets, net	769,424	835,166
Investments and other assets, net	21,112	21,142
Total assets	$1,007,205	$1,075,712
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$15,420	$16,512
Accrued compensation	23,612	18,319
Current portion of long-term debt	8,941	7,756
Other accrued liabilities	46,317	47,781
Total current liabilities	94,290	90,368
Noncurrent liabilities:
Long-term debt	457,383	576,143
Deferred tax liability	31,086	30,800
Other noncurrent liabilities	57,512	38,225
Total noncurrent liabilities	545,981	645,168
Total liabilities	640,271	735,536
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 69,170 and 67,387 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	692	674
Additional paid-in capital	1,544,712	1,530,493
Accumulated deficit	(1,176,468)	(1,184,187)
Accumulated other comprehensive loss	(2,002)	(6,804)
Total stockholders' equity	366,934	340,176
Total liabilities and stockholders' equity	$1,007,205	$1,075,712

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$7,719	$(817,120)
Adjustments to reconcile Net income (loss) to Net cash provided by operating activities:
Depreciation	16,290	18,943
Amortization of intangible assets	85,642	94,333
Goodwill and intangible asset impairment	—	905,885
Impairment of non-marketable security	—	9,447
Amortization of accumulated other comprehensive loss on interest rate swap	5,670	8,623
Stock-based compensation	21,431	15,155
Deferred income taxes	(2,641)	(103,582)
Provision for doubtful accounts	164	4,380
Amortization of debt issuance costs	3,360	5,108
Other, net	1,416	181
Changes in operating assets and liabilities, net of CIQ Acquisition:
Accounts receivable	(5,352)	3,733
Prepaid expenses and other assets	6,141	(9,514)
Accounts payable	(1,099)	3,993
Accrued compensation	5,293	1,581
Other liabilities	(6,031)	(2,530)
Net cash provided by operating activities	138,003	138,616
Cash flows from investing activities:
Payments for CIQ Acquisition, net of cash acquired	(20,258)	—
Purchase of property and equipment	(19,192)	(16,712)
Net cash used in investing activities	(39,450)	(16,712)
Cash flows from financing activities:
Proceeds from revolving loan borrowings	—	565,000
Payments of long-term debt	(120,000)	(615,625)
Stock-based compensation plans, net	(7,194)	235
Payments of debt issuance costs and other fees	(9)	(17,344)
Net cash used in financing activities	(127,203)	(67,734)
Net (decrease) increase in cash and cash equivalents	(28,650)	54,170
Cash and cash equivalents at beginning of period	67,719	13,549
Cash and cash equivalents at end of period	$39,069	$67,719
Supplemental cash flow information:
Cash (received) paid for income taxes, net of refunds	$(7,992)	$805
Cash paid for interest and interest rate swap	38,342	26,433

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of Net (loss) income to Adjusted EBITDA

Net (loss) income	$(5,956)	$7,219	$7,719	$(817,120)
Interest expense, net	9,367	11,627	38,729	37,856
Income tax expense (benefit)	507	(7,188)	1,764	(119,289)
Depreciation and amortization	25,402	25,747	101,932	113,276
Goodwill and intangible asset impairment	—	—	—	905,885
Stock-based compensation	5,435	4,974	22,195	15,450
Write-off of long-lived assets and other	499	2,602	1,387	9,700
Severance, transformation and other exit costs	748	1,462	3,528	7,919
Transaction-related costs	10,814	2,029	11,948	2,205
Adjusted EBITDA	$46,816	$48,472	$189,202	$155,882

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$21,777	$41,750	$138,003	$138,616
Purchase of property and equipment	(1,313)	(4,109)	(19,192)	(16,712)
Free cash flow	$20,464	$37,641	$118,811	$121,904

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$29,222	$—	$(179)	$29,043
Product and technology	20,990	—	(1,261)	19,729
Marketing and sales	51,867	—	(1,267)	50,600
General and administrative	26,762	(12,197)	(2,728)	11,837
Affiliate revenue share	—	—	—	—
Depreciation and amortization	25,402	—	—	25,402
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$154,243	$(12,197)	$(5,435)	$136,611

Total nonoperating expense, net	$(9,511)	$(136)	$—	$(9,647)

(1) Includes transaction related costs, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$27,160	$—	$(242)	$26,918
Product and technology	18,305	—	(993)	17,312
Marketing and sales	50,714	—	(1,233)	49,481
General and administrative	15,185	(1,810)	(2,506)	10,869
Affiliate revenue share	—	—	—	—
Depreciation and amortization	25,747	—	—	25,747
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$137,111	$(1,810)	$(4,974)	$130,327

Total nonoperating expense, net	$(15,866)	$4,283	$—	$(11,583)

(1) Includes write-off of long-lived assets and other, transaction-related costs, severance, transformation and other exit costs.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$114,200	$—	$(909)	$113,291
Product and technology	77,316	—	(5,660)	71,656
Marketing and sales	208,335	—	(5,402)	202,933
General and administrative	73,562	(16,874)	(10,224)	46,464
Affiliate revenue share	—	—	—	—
Depreciation and amortization	101,932	—	—	101,932
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$575,345	$(16,874)	$(22,195)	$536,276

Total nonoperating expense, net	$(38,855)	$(11)	$—	$(38,866)

(1) Includes transaction related costs, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$101,536	$—	$(608)	$100,928
Product and technology	60,664	—	(3,423)	57,241
Marketing and sales	183,448	—	(3,722)	179,726
General and administrative	59,051	(8,576)	(7,697)	42,778
Affiliate revenue share	10,970	—	—	10,970
Depreciation and amortization	113,276	—	—	113,276
Goodwill and intangible asset impairment	905,885	(905,885)	—	—
Total operating expenses	$1,434,830	$(914,461)	$(15,450)	$504,919

Total nonoperating expense, net	$(49,082)	$11,248	$—	$(37,834)

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, and transaction-related costs.